Exhibit 99A

Exhibit A

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: April 12, 2013

CHAN KING YUET, INDIVIDUALLY AND AS REPRESENTATIVE

/s/ Chan King Yuet
Chan King Yuet

BARRY KING HON CHAN, INDIVIDUALLY

/s/ Barry King Hon Chan*
Barry King Hon Chan

MAGNOLIA ULAN FUNG, INDIVIDUALLY

/s/ Magnolia Ulan Fung*
Magnolia Ulan Fung

SU HU, INDIVIDUALLY

/s/ Su Hu*
Su Hu

HING CHOI HUI, INDIVIDUALLY

/s/ Hing Choi Hui*
Hing Choi Hui

YUN MING ROGER LEUNG AND YUEN WAH LEUNG (JT TEN)

/s/ Yun Ming Roger Leung*
Yun Ming Roger Leung

/s/ Yuen Wah Leung*
Yuen Wah Leung

WAI NGAI HUI, INDIVIDUALLY

/s/ Wai Ngai Hui*
Wai Ngai Hui

*	By Representative pursuant to the Voting Agreement